UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 21, 2006

CORTEX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16467	33-0303583
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

15241 Barranca Parkway Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 727-3157

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of Material Definitive Agreement.

On March 21, 2006, Cortex Pharmaceuticals, Inc. (the “Company”) delivered notice to the Institut de Recherches Internationales Servier and Les Laboratoires Servier (collectively, “Servier”) that, pursuant to the terms of Section 3.1 of the Research Collaboration Agreement between the Company and Servier dated October 13, 2000, as amended (the “Agreement”), the Company has elected to terminate the research phase of the collaboration (the “Research Phase”) and the Agreement effective December 7, 2006. The Company is currently having further discussions with Servier regarding the possibility of terminating the Research Phase and Agreement at an earlier date.

Under the terms of the Agreement, the Company and Servier collaborated to identify, evaluate and develop AMPAKINE® compounds for use in the treatment of memory impairment associated with aging and neurodegenerative diseases. Under the Agreement, the Company currently receives approximately $2,298,000 per year (subject to the Company providing agreed-upon levels of research) and Servier is obligated to continue this level of support until early December 2006, or an earlier termination date, if agreed upon by Servier.

The Research Phase and the Agreement shall continue in full force until the termination becomes effective (in any event, no later than December 7, 2006) and the Company will not incur any early termination penalties as result of this termination. The Company shall make every effort to wind down the Agreement in a constructive manner, reflecting the good relationship that the Company has had with Servier. The Licensing Agreement, dated October 13, 2000, as amended to date, will continue in accordance with its terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORTEX PHARMACEUTICALS, INC.

Date: March 24, 2006	By:	/s/ Maria S. Messinger
Maria S. Messinger Vice President, Chief Financial Officer and Corporate Secretary